Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into on this _______ day of October, 2024, by and between ANEW Medical, Inc., a Wyoming corporation (“ANEW”) and Teleost Biopharmaceuticals, LLC, an Arizona limited liability company (“Teleost”) (collectively, the “Parties”).

WHEREAS, on January 28, 2023, Teleost entered into a Licensing Agreement with a subsidiary of ANEW Medical, Inc., now a wholly-owned subsidiary of Klotho Neurosciences, Inc., for the exclusive worldwide right to develop and commercialize certain patent rights previously licensed to Teleost and know-how rights owned by Teleost in the field of gamma-melanocortins comprised of drug and peptide chemicals, API and pharmaceuticals that bind, affect, and potentially treat diseases directly or indirectly related to human MC1R receptors, as amended by the Parties on May 14, 2024 (the “License Agreement”), a copy of which is attached hereto as Schedule A;

WHEREAS, on June 21, 2024, the parties executed a Correction Amendment to clarify that ANEW was the proper licensee under the License Agreement; and

WHEREAS, the Parties mutually desire to terminate the Licensing Agreement with no further obligation or liability on the part of either Party.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of License Agreement. The Parties agree that as of the date hereof, the License Agreement shall be deemed to be terminated and of no further force and effect without any further obligation or liability on the part of either Party except as set forth in Section 3 below.

2. Mutual Releases. Each Party hereby fully and unconditionally releases, discharges, and holds harmless the other Party, its officers, directors, employees, consultants, affiliates and subsidiaries from any and all claims, demands, liabilities, actions, or causes of action, whether known or unknown, arising at any time and through the date hereof, whether arising from the License Agreement or otherwise.

3. Survival of Confidentiality Obligations. Notwithstanding the termination of the License Agreement, any provisions which relate to confidentiality shall survive the termination of the Licensing Agreement.

4. Miscellaneous.

a. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

b. Entire Agreement: This Termination Agreement constitutes the entire agreement between the Parties concerning the termination of the License Agreement and supersedes all prior agreements or understandings, whether oral or written, regarding this subject matter.

c. Amendments: Any amendment or modification of this Agreement must be made in writing and signed by both Parties.

d. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronically by PDF and delivery of an executed copy of this Agreement by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed Termination Agreement as of the date first written above.

TELEOST BIOPHARMACEUTICALS, LLC

By:	/s/ S.S.
Name:
Title:

ANEW MEDICAL, INC

Per:	/s/ Joseph S. Sinkule
	Name:	Joseph S. Sinkule
	Title:	CEO

SCHEDULE A

LICENSE AGREEMENT

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